EXHIBIT 99.1

Contact:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS FORMS MORGAN E&P, LLC AS NEW OIL AND GAS SUBSIDIARY

HOUSTON, TX- May 16, 2023 - Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Company”) announced the formation of a new wholly-owned subsidiary, Morgan E&P, LLC (“Morgan”). Morgan will focus on the acquisition, development and operation of oil and gas assets with a particular emphasis generally in the Bakken area of North Dakota (Williston Basin). John Hardy, Morgan’s CEO, has brought on three seasoned oil and gas executives with over 70 years of combined experience.

Brian M. McNiell has been appointed as Morgan’s President, bringing over 25 years of experience focused on capital raising, investments and the management of operating companies.  Prior to this, Brian served for eight years as President and Senior Managing Director of Mancos Resources Corp. making direct investments and providing M&A services in the infrastructure and natural resource space.  He began his energy career with the Southern Ute Indian Tribe in the San Juan Basin as an employee of its Growth Fund, achieving a first of its kind AAA bond rating for the Tribe.  In addition, Brian worked on the formation of Ute Energy that was later sold to Crescent Point for over $800 million.  Following this, he held senior roles at investments banks and provided M&A services to operating companies and family offices. Throughout his career Brian has participated in over $10.0 billion of transactions and holds the designation of Chartered Financial Analyst (“CFA”) and Certified Public Accounting (“CPA”) (Inactive).

“Carlo and I have known John for many years,” stated Brian “and are now look forward to working with him to build Morgan”.

J. Carlo Limchuatuan has been appointed as Morgan’s Chief Operating Officer, bringing over 25 years of experience focused on investing, advising and operating in a variety of industries, primarily related to energy and energy infrastructure. His experience includes time as an auditor and in transaction services performing financial due diligence for a Big 4 global public accounting firm. He also has extensive experience in mergers, acquisitions, dispositions as well as capital raising with a multi-national, NYSE-listed, multi-billion exploration and production company, investment banks and a family office. He last served as Chief Financial Officer of a family of private operating companies with over 700 employees focused on energy services and infrastructure, and helping it grow over five times in revenues and approximately ten times in EBITDA within two years. Throughout his career Carlo has participated in over $10.0 billion in transactions and holds the designation of CPA (Texas).

Clarence K. Wong has been appointed as Morgan’s Senior Vice President, Operations and Engineering, bringing over 25 years of experience as a chemical, mechanical and process engineer with experience in the upstream, midstream, downstream and renewable segments of the energy value chain.  He has led teams and managed large assets for companies such as Enbridge, Marathon Oil Corporation, Breitburn Energy and Equinor (formerly known as Statoil) in the Permian, Williston, Powder River, San Joaquin and other domestic basins, as well as Equatorial Guinea, Canada and Norway.  In addition to managing over 100 employees and contractors at any given time, he also managed over 1,000 wells, producing over 20,000 barrels of oil equivalent per day, while growing production annually by 20.0% for four years.  He also has been responsible for managing drilling campaigns while overseeing drilling, completions and artificial lift optimization in multiple basins.  Aside from upstream operations, he has been responsible for strategy development, field development planning, project development and execution for midstream, gas utility, LNG, hydrogen, CCUS projects and operations for over 1,000 miles of oil and gas transmission pipelines, sour gas treating and energy infrastructure.

About Equus

The Company is a business development company that trades as a closed-end fund on the New York Stock Exchange under the symbol "EQS". Additional information on the Company may be obtained from the Company’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Company, including our ability to achieve our expected financial and business objectives, and the other risks and uncertainties described in the Company’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.